Exhibit 10.10

INDEPENDENT DIRECTOR AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of the date hereof identified below, and is by and between Esports Technologies, Inc. a Nevada corporation (hereinafter referred to as the “Company”), and _________ (hereinafter referred to as the “Director”).

BACKGROUND

The Board of Directors of the Company desires to appoint the Director and to have the Director perform the duties of an independent director and the Director desires to be so appointed and to perform the duties required of such position in accordance with the terms and conditions of this Agreement.

AGREEMENT

In consideration for the above recited promises and the mutual promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Director hereby agree as follows:

1.             DUTIES. The Company requires that the Director be available to perform the duties of an independent director customarily related to this function as may be determined and assigned by the Board of Directors of the Company and as may be required by the Company’s constituent instruments, including its articles of incorporation, bylaws and its corporate governance and board committee charters (if any), each as amended or modified from time to time, and by applicable law, including the Nevada Revised Statues or any other applicable governing statute (the “Law”). The Director agrees to devote as much time as is necessary to perform completely the duties as the Director of the Company, including duties as a member of such committees as the Director may hereafter be appointed to. The Director will perform such duties described herein in accordance with the general fiduciary duty of directors arising under the Law.

2.              TERM. The term of this Agreement shall commence as of the date of the Director’s appointment by the Board of Directors of the Company and shall continue until the Director’s removal or resignation.

3.              COMPENSATION. For all services to be rendered by the Director in any capacity hereunder, the Company may also agree to pay a cash fee to the Director. Initially, there will be no cash fee paid. Such fee may be adjusted, up or down, from time to time as determined by the Company’s Board of Directors and/or shareholders.

Option award: As further consideration for Director’s service hereunder, he shall be granted a three-year option to purchase _________shares of restricted common stock of Company (“Options”) with such Options vesting pro rata in equal increments for each year of the initial _________ years of the Term hereof (e.g. _________ per year commencing on the first anniversary of this Agreement and thereafter on each annual anniversary hereof so long as this Agreement is not terminated prior). The exercise price of each Option awarded and vested shall be $_________ per share. For a period of 12 months after the closing of the Company’s initial public offering, the Director agrees that he will not (1) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any Company securities; (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Company’s securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Company securities, in cash or otherwise; or (3) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any Company securities.

Director acknowledges that he can be terminated can be at any time with or without cause, depending on the Board of Directors, the Bylaws of the Company and/or vote of the Company shareholders, at which time any and all consideration unearned or unvested at such time as stated hereinabove shall cease.

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All stock options will be made pursuant to the Company’s equity incentive plan, will be subject to the terms of such plan and will be formalized pursuant to an award or option agreement.

DIRECTOR IS SOLELY RESPONSIBLE FOR ANY AND ALL TAX CONSEQUENCES ARISING FROM THIS AGREEMENT AND REPRESENTS AND WARRANTS THAT HE/SHE HAS CONSULTED WITH TAX PROFESSIONALS IN THIS REGARD AS MAY BE REQUIRED.

4.             EXPENSES. In addition to the compensation provided in paragraph 3 hereof, the Company will reimburse the Director for pre-approved (in writing) reasonable business-related expenses incurred in good faith in the performance of the Director’s duties for the Company. Such payments shall be made by the Company within 10 business days of submission by the Director of a signed statement itemizing the expenses incurred. Such statement shall be accompanied by sufficient documentary matter to support the expenditures.

5.              CONFIDENTIALITY. The Company and the Director each acknowledge that, in order for the intents and purposes of this Agreement to be accomplished, the Director shall necessarily be obtaining access to certain confidential information concerning the Company and its affairs, including, but not limited to business methods, information systems, financial data and strategic plans which are unique assets of the Company (“Confidential Information”). The Director covenants not to, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity any Confidential Information. Director agrees to execute any further instruments required by Company in connection with the protection of Confidential Information including but not limited to a Proprietary Rights and Inventions Agreement or otherwise.

6.              GOVERNING LAW. This Agreement shall be interpreted in accordance with, and the rights of the parties hereto shall be determined by, the laws of the State of Nevada without reference to that state’s conflicts of laws principles.

7.              COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Facsimile or electronic .PDF (or similar format) execution and delivery of this Agreement is legal, valid and binding for all purposes.

8.              ENTIRE AGREEMENT, OTHER. Except as provided elsewhere herein, this Agreement along with the Indemnification Agreement of same date herewith, sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter. This Agreement may not be assigned without the express written consent of all parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Independent Director Agreement to be duly executed and signed as of the day and year set forth below.

FOR: Esports Technologies, Inc.

By: ____________________________

Name: Aaron Speach

Title: CEO

Date: __________________________

Independent Director

_______________________________

Address:

Date:__________________________

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